Exhibit 10.1

Execution Version

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

June 29, 2012

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, CA 92705

Attention:	William D. Humes

Chief Operating and Financial Officer

Ladies and Gentlemen:

Project Beacon

364-Day Bridge Facility

Commitment Letter

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding share capital of a company previously identified to us and codenamed “Beacon” (the “Target”, and together with its subsidiaries, the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger to be entered into among you, one of your wholly owned domestic subsidiaries (“Acquisition Sub”) and the Target (including all annexes, schedules and exhibits thereto, as amended, modified and supplemented in accordance with the terms hereof, the “Acquisition Agreement”).

In that connection, you have advised us that the total amount required to finance the Acquisition and to pay the fees and expenses incurred in connection therewith shall be provided by, at the election of the Borrower, a combination of (a) the Borrower’s available cash and borrowings under its Existing Credit Agreement (as defined below), (b) the issuance by the Borrower of a combination of unsecured debt and equity securities (the “Securities”) and other debt financing (the “Debt Financing”), and/or (c) to the extent the Borrower does not issue the Securities and/or Debt Financing on or prior to the Effective Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $300.0 million. The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions. The date of the consummation of the Acquisition and on which the Facility shall be available is herein referred to as the “Effective Date”.

1. Commitment. MSSF is pleased to commit to provide 100% of the aggregate principal amount of the Facility, subject to and on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheets” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and MSSF shall act as sole administrative agent for the Facility. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree. It is further agreed that MSSF will have “upper left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Our commitment and agreements hereunder are subject to the following:

(A) there not having occurred (i) since March 31, 2012 any Acquired Business Material Adverse Effect and (ii) since January 1, 2011 no event or events which, singly or in the aggregate, has or have resulted, or is or are reasonably likely to result, in a material adverse effect on the ability (whether financial, legal or otherwise) of the Obligors (as defined in the Existing Credit Agreement referred to below) to comply with their obligations (future or otherwise) under the Existing Credit Agreement. For the purposes hereof, “Acquired Business Material Adverse Effect” means any event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Business taken as a whole, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in the wireless telecommunications industry or any of the other industries in which the Acquired Business operate that do not have a materially disproportionate effect on the Acquired Business relative to other participants in such industry, (iii) changes in any Applicable Law (as defined in the Acquisition Agreement on the date hereof) or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate effect on the Acquired Business relative to other participants in the industries in which the Acquired Business operates, (iv) any change in the price or trading volume of the Shares (as defined in the Acquisition Agreement on the date hereof), in and of itself (it being understood that this clause (iv) shall not prevent Parent (as defined in the Acquisition Agreement on the date hereof) or Merger Sub (as defined in the Acquisition Agreement on the date hereof) from asserting that any event, change, occurrence or effect that may have contributed to such change independently constitutes or contributes to an Acquired Business Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Acquired Business Material Adverse Effect), (v) any failure by the Target to meet any published analyst estimates or expectations of the Target’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Target to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in each case in and of itself (it being understood that this clause (v) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such failure independently constitutes or contributes to an Acquired Business Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Acquired Business Material Adverse Effect), (vi) any outbreak or escalation of hostilities, civil unrest or war, or any act of terrorism, (vii) the announcement of the Acquisition Agreement and the performance or consummation of the transactions contemplated hereby, including without limitation, the initiation or the threat of litigation or other claim by any person with respect to or as a result of the Acquisition Agreement and (viii) any termination of, reduction in, or other negative action by or from any of the Target’s relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Business notwithstanding whether or not it is due to the announcement and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement (it being understood that this clause (viii) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such termination, reduction or other negative action independently constitutes or contributes to an Acquired Business Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Acquired Business Material Adverse Effect), (ix) any action taken by any person due in whole or in part to the announcement of the Acquisition Agreement and the transactions contemplated hereby, (x) any failure to obtain any consent required under any Contract (as defined in the Acquisition Agreement on the date hereof) (including, without limitation, the Credit Agreement (as defined in the Acquisition Agreement on the date hereof) and any default under the Credit Agreement that results from a failure to obtain any consent required thereunder, it being understood that this clause (x) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that arises out of, stems from or relates to any such default independently constitutes or contributes to an Acquired Business Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Acquired Business Material Adverse Effect), (xi) the performance of the Acquisition Agreement in accordance with the terms hereof and the performance or consummation of the transactions contemplated hereby, including, without limitation, compliance with the covenants and satisfaction of any conditions set forth herein, (xii) any action taken (or omitted to be taken) by the Target, or which the Target causes to be taken (or omitted to be taken) by any of its subsidiaries, in each case which is required by the Acquisition Agreement (unless any such action which is materially adverse to the interests of the Lenders has not received the prior written consent of the Arranger); (xiii) any actions taken (or omitted to be taken) at the request of Parent or Merger Sub (unless any such action which is materially adverse to the interests of the Lenders has not received the prior written consent of the Arranger); or (xiv) any factual event, change, occurrence or effect arising out of matters disclosed in the SEC Reports (as defined in the Acquisition Agreement on the date hereof) filed prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements in such SEC Reports that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and such disclosed matter does not have a material adverse effect on the business, financial condition or results of operations of the Acquired Business taken as a whole.

(B) the negotiation, execution and delivery, on or before March 31, 2013 (the “Commitment Termination Date”), of definitive documentation for the Facility, consistent with the applicable terms of this Commitment Letter (the “Credit Documentation”);

(C) the Borrower shall have engaged (on or before the Borrower’s execution of this Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger to arrange permanent financing or refinancing for the Acquisition; and

(D) the other conditions set forth or referred to in Exhibit B.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, the only conditions to closing and funding of our commitment hereunder on the Effective Date are limited solely to those set forth in this Section 1 and in Exhibit B.

2. Syndication. The Arranger reserves the right, prior to or after execution of the Credit Documentation, in consultation with you, to syndicate all or a part of the commitments hereunder to one or more financial institutions and/or lenders (collectively, the “Lenders”), acceptable to the Borrower, provided that such approval shall not be required with respect to any Lender that is a party to the Borrower’s existing revolving credit agreement dated as of September 28, 2011, with The Bank of Nova

Scotia, as administrative agent, as in effect on the date hereof (the “Existing Credit Agreement”), which syndication shall be managed by the Arranger in consultation with the Borrower. The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder. The Arranger intends to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication satisfactory to the Arranger and you as soon thereafter as practicable. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, at reasonable times and intervals to be mutually agreed, (c) your assistance in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as reasonably deemed necessary by the Arranger. Until the earlier of 60 days after the date hereof and achievement of a Successful Syndication (used herein as such term is defined in the Fee Letter), you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities (other than with respect to the Securities, the Debt Financing, the RPA (as defined in Exhibit A) and bilateral bank credit/factoring facilities for working capital purposes of non-U.S. subsidiaries of the Borrower) by or on behalf of the Borrower or any of its subsidiaries. The Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to the applicable provisions set forth above) and the allocations of the commitments among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility. The Arranger and the Borrower agree to each use its commercially reasonable efforts to negotiate, execute and deliver the Credit Documentation promptly following execution of this Commitment Letter, with the initial drafts thereof consistent with this Commitment Letter to be prepared by counsel to the Arranger.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Arranger, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information (provided that the Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda), in each case to the extent submitted to the Borrower for review prior to distribution; and (iii) notification of changes in the terms of the Facility.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, none of the commencement or the completion of any syndication of the Facility, or the performance of your obligations to assist in syndication efforts as provided herein, shall in any case constitute a condition to the commitments hereunder or the funding of the Facility on the Effective Date.

3. Information. You hereby represent and covenant that (a) all written information and formally presented materials (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender by you, or any of your representatives, is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections are furnished to us (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized and that any such difference between actual results and any Projection may be material); provided, however, that the foregoing representations and covenants, to the extent relating to the Acquired Business, are made only to the best of your knowledge. You agree that if at any time prior to (i) the Effective Date or (ii) if a Successful Syndication has not been achieved by the Effective Date, the earlier of (x) the date on which a Successful Syndication is achieved and (y) the date that is 90 days following the Effective Date, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share, in accordance with the provisions set forth in Section 8 of this Commitment Letter, with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitments hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheets and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days of written demand (together with backup documentation supporting such reimbursement request) for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (i) the bad faith, willful misconduct or gross negligence of such indemnified person or any controlling person (if any) of such indemnified person or any of its or their respective officers, directors, employees, advisors or agents or (ii) a material breach by any Commitment Party of its express obligations under this Commitment Letter and (b) to reimburse MSSF and its affiliates within 5 days of written demand (together with backup documentation supporting such reimbursement request) for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, charges and disbursements of a single counsel (and, if reasonably required by MSSF, a single local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. You further agree to pay all costs and expenses of MSSF and its affiliates (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In no event shall (i) any indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent arising from the bad faith, willful misconduct or gross negligence of such indemnified person or (ii) any indemnified person or the Borrower be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transaction or any related transaction; provided that nothing in this sentence will limit your indemnification obligations to the extent set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

You will not be liable for any settlement of any Proceedings effected without your written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with your written consent or if there is a final judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions of this Commitment Letter. You will not, without the prior written consent of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person with respect to the transactions contemplated hereby. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions entered into between it and the Commitment Parties contemplated hereby. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters with respect to the transactions contemplated hereby, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (and, if required by the Target and to the extent provisions thereof have been redacted in a manner satisfactory to the Arranger, the Fee Letter) may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law, (e) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent (i) customarily required in marketing materials, any proxy or other public filing, in the Confidential Information Memorandum or any prospectus or other offering memorandum relating to the Securities and/or Debt

Financing, (ii) prepared in consultation with the Arranger and (iii) prepared in a manner which does not identify the amount of fees attributable to the Facility, or (f) the Commitment Letter and the contents thereof (but not the Fee Letter or the contents thereof) may be disclosed to any prospective Commitment Party and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of the Borrower hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower, the Acquired Business or their respective affiliates, which it has to our knowledge no reason to believe has any confidentiality or fiduciary obligation to the Borrower or the Acquired Business with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part (i) to any of our respective affiliates (provided that no such assignment to an affiliate shall reduce the amount of our commitments) and (ii) subject to the applicable requirements set forth in Section 2 above, to any proposed Lender, prior to the Effective Date. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any party hereto or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, prior to the earlier of (i) 11.59 p.m. (New York City time), June 29, 2012 and (ii) the time of the public announcement of the Acquisition. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation by all parties thereto, (ii) the Commitment Termination Date, if the Credit Documentation shall not have been executed and delivered by all parties thereto and (iii) the date of abandonment of the Acquisition or termination of your or Acquisition Sub’s obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first written above by:

INGRAM MICRO INC.

By:	/s/ William D. Humes
Name: William D. Humes
Title: Chief Operating and Financial Officer

By:	/s/ Erik Smolders
Name: Erik Smolders
Title: Vice President and Treasurer, Corporate

[SIGNATURE PAGE TO COMMITMENT LETTER]

Exhibit A

PROJECT BEACON

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meanings as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

	Borrower:	Ingram Micro Inc. (the “Borrower”).

	Guarantors:	Certain existing and future subsidiaries of the Borrower shall guarantee the Bridge Facility on a basis consistent with the Borrower’s existing revolving credit agreement dated as of September 28, 2011, with The Bank of Nova Scotia, as administrative agent, as in effect on the date hereof (the “Existing Credit Agreement”).

	Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

	Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger in consultation with and (to the extent required pursuant to Section 2 of the Commitment Letter) with the consent of the Borrower (collectively, the “Lenders”).

II.	THE FACILITY

	Type and Amount of Facility:	364-day senior unsecured term loan bridge facility in the amount of $300.0 million (the “Facility”).

	Availability:	The loans (the “Loans”) under the Facility in the amount of $300.0 million less the amount of commitment reductions made pursuant to “Mandatory Prepayments” below, shall be made in a single drawing on the Effective Date and any undrawn commitments under the Facility shall automatically be terminated on the Effective Date.

	Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Effective Date (the “Maturity Date”). There shall be no amortization with respect to the Loans.

	Purpose:	The proceeds of the Loans shall be used to finance the Transactions, including the repayment of indebtedness of the Acquired Business and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

	Optional Prepayments:	The Loans may be prepaid at par by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Loans prepaid may not be reborrowed.

	Mandatory Prepayments:	The following amounts shall be applied to prepay the Loans (and, prior to the Effective Date, the commitments under the Facility, pursuant to the Commitment Letter and the Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a)    100% of the net proceeds of any sale or issuance of debt securities or incurrence of other debt (other than Excluded Debt (as defined below)) and equity securities or equity-linked securities (other than issuances pursuant to employee stock plans), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries; and

(b)    100% of the net proceeds (for any single transaction or series of related transactions which exceed $20.0 million and to the extent not reinvested or committed to be reinvested within 6 months following receipt) of any sale or other disposition (including as a result of casualty or condemnation) in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or other assets in the ordinary course of business.

For the purposes hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) credit extensions under the Existing Credit Agreement up to the existing commitments thereunder, (iii) credit extensions under that certain Receivables Purchase Agreement dated April 26, 2010 among Ingram Funding Inc., the Borrower, the various purchaser groups from time to time party thereto and BNP Paribas, as administrative agent (as amended, the “RPA”) as the borrowing capacity under the RPA may be increased from time to time after the date hereof and (iv) borrowings under bilateral bank credit/factoring facilities for working capital purposes.

Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed.

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Prepayments from asset sale proceeds will be limited under the Credit Documentation, subject to certain conditions, to the extent such prepayments (including the repatriation of cash in connection therewith) would violate applicable law or result in material adverse tax consequences to the Borrower.

IV.	CERTAIN CONDITIONS

	Conditions to Availability of Loans:	The Facility shall be available on the date (the “Effective Date”) on which the conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto are satisfied.

V.	CERTAIN DOCUMENTATION MATTERS

	Representations & Warranties, Covenants and Events of Default:	The definitive credit documentation for the Facility (the “Credit Documentation”) shall contain representations and warranties, covenants and events of default which are customary for financings of this type and substantially similar to the corresponding provisions of the Existing Credit Agreement except as herein provided; provided that, if the Existing Credit Agreement is amended, modified or supplemented after the date hereof in a manner more favorable to the Lenders, the Credit Documentation will reflect such amendment, modification or supplement to the extent applicable.

	Financial Covenants:	(a) A maximum net Leverage Ratio (to be defined, calculated and tested on a basis consistent with the Existing Credit Agreement) of 4.00 to 1.

(b) A minimum interest coverage ratio (to be defined, calculated and tested on a basis consistent with the Existing Credit Agreement) of 2.75 to 1.

	Voting:	Amendments and waivers with respect to the Credit Documentation shall require, subject to the “Defaulting Lender” provisions referred to below, the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and commitments under the Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

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Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the applicable corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to the Borrower or its affiliates) all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund, (ii) an event of default under the Credit Documentation has occurred and is continuing or (iii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of, or failure to borrow, a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the

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Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one counsel (and, if reasonably required by the Administrative Agent or the Arranger, one local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable)) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Facility (except (i) to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of the indemnified party or its related parties, (ii) a material breach by such indemnified party of its express obligations under the Facility or (iii) a claim, litigation, investigation or proceeding by one Lender against another Lender not involving an act or omission of the Borrower or any of its affiliates (other than claims against any Lender in its capacity or in fulfilling its role as the Administrative Agent under the Facility)).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

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Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

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In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 0.225% on the daily average undrawn commitments of such Lender under the Facility, accruing during the period commencing on the date of execution of the credit agreement for the Facility, payable quarterly in arrears and upon repayment or termination of the Facility.

Duration Fees:

The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fee
	90 days after the Effective Date	180 days after the Effective Date	270 days after the Effective Date
	0.50%	1.00%	1.50%

Default Rate:	The Borrower shall pay interest on any overdue principal of the Loans and any other overdue amounts at a rate per annum equal to (i) in the case of principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans; provided that such increased interest rates shall apply automatically following a payment event of default, bankruptcy-related event of default or an acceleration of the Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

Project Beacon

Bridge Facility Pricing Grid

Applicable Margin
Borrower’s Index Debt Rating (Moody’s or S&P)	Effective Date through 89 days after Effective Date		90 days after Effective Date through 179 days after Effective Date		180 days after Effective Date through 269 days after Effective Date		270 days after Effective Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
Rating Level 1: ≥ Baa2 / BBB	50 bps	150 bps	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps
Rating Level 2: ≥ Baa3 / BBB-	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps
Rating Level 3: ≥ Ba1 / BB+	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps
Rating Level 4: ≤ Ba2 / BB	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps	275 bps	375 bps

For purposes of the foregoing, if the ratings assigned by Moody’s and S&P fall into different Rating Levels, then the applicable Rating Level shall be determined by reference to the lower of the two Rating Levels; provided further that any period during which there is no Moody’s rating or S&P rating the rating shall be a Rating Level 4 period. Rating Level changes shall be deemed to take effect as of the day subsequent to the date on which Moody’s or S&P, as the case may be, releases the applicable change in its rating. For the purposes hereof, “Index Debt” means the long-term, senior, unsecured, non-credit enhanced indebtedness of the Borrower for borrowed money.

Exhibit B

PROJECT BEACON

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Conditions Precedent to Closing

The commitments of the Lenders in respect of the Facility and the extensions of credit thereunder shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:

1. Each party thereto shall have executed and delivered the Credit Documentation.

2. (i) The Acquisition shall have been, or shall concurrently with the funding under the Facility be, consummated in accordance with terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement, in the form of the execution draft Acquisition Agreement (dated June 29, 2012) provided to the Arranger on or before the date hereof prior to its execution of the Commitment Letter, shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

3. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the three years ended December 31, 2011, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Effective Date, in each case prepared in conformity with U.S. GAAP; (ii) solely if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X, audited annual consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business and unaudited interim consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business, in each case prepared in conformity with U.S. GAAP; and (iii) solely if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X, pro forma financial statements, which in each case meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder; provided that the Borrower’s public filing of any required audited or unaudited financial statements with the U.S. Securities and Exchange Commission or provision of such financial statements on its website will satisfy the requirements under clause (i) above.

4. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented at least 2 business days prior to the Effective Date, on or before the Effective Date.

5. The Lenders shall have received such legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent, corporate organizational documents, good standing and officer certificates (including, without limitation, customary certificates from the chief financial officer of the Borrower demonstrating (i) the solvency (on a consolidated basis of the Borrower and its subsidiaries) as of the Effective Date, in the form of Exhibit C to the Commitment Letter and (ii) compliance with the financial and other covenants contained in the agreements governing the existing indebtedness (including the Existing Credit Agreement) of the Borrower and its subsidiaries, in the case of each of (i) and (ii), on a pro forma basis for the Transactions), resolutions and other instruments, each as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent (including, without limitation, at least 5 business days prior to the Effective Date with respect to PATRIOT Act and related compliance requested no later than 10 business days prior to the Effective Date).

6. At the time of and after giving effect to the extensions of credit under the Facility on the Effective Date, (a) there shall not exist any default or event of default under the provisions in the Facility corresponding to the event of default listed in (i) Section 9.1.1 (Non-Payment of Obligations), (ii) Section 9.1.3 (Non-Performance of Certain Covenants and Obligations) (but solely with respect to the following covenants: Section 8.2.1 (Restriction on Incurrence of Indebtedness), Section 8.2.2 (Restriction on Incurrence of Liens) (excluding the involuntary incurrence of liens involving individually or collectively amounts in controversy or encumbered assets or both having a value of less than $100,000,000 at any time), Section 8.2.4 (Dividends), Section 8.2.5 (Mergers, Consolidations, Substantial Asset Sale, and Dissolutions), Section 8.2.6 (Transactions with Affiliates), Section 8.2.7 (Limitations on Acquisitions) and Section 8.2.8 (Limitation on Businesses)) or (iii) Section 9.1.8 (Bankruptcy, Insolvency, etc.) of the Existing Credit Facility and (b) the following representations shall be true and correct as of the Effective Date: (i) the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a subsidiary, including Acquisition Sub) has the right to terminate its obligations to consummate the Acquisition or decline to consummate the Acquisition (or otherwise does not have an obligation to close) under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (ii) the Specified Representations (as defined below); it being understood that, notwithstanding anything in this Commitment Letter, the Fee Letter or the definitive documentation for the Facility to the contrary, (x) the commitments of the Lenders in respect of the Facility and the extensions of credit thereunder on the Effective Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 6 and (y) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facility on the Effective Date if the conditions set forth in Section 1 of the Commitment Letter and in this Exhibit B are satisfied as of the Effective Date. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors relating to (a) corporate power and authority, (b) the authorization, execution, delivery and enforceability of the Credit Documentation, (c) no conflicts of the Credit Documentation with organizational documents, any material agreement or any applicable law or order of any court or governmental authority in any material respect, (d) solvency, (e) Federal Reserve margin regulations, (f) accuracy and completeness of the Borrower’s historical financial information, (g) the PATRIOT Act and (h) the Investment Company Act.

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Exhibit C

Project Beacon

Form of Solvency Certificate

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Bridge Loan Agreement, dated as of [            ], 2012 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Ingram Micro Inc. (the “Borrower”), Morgan Stanley Senior Funding, Inc., as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, [                    ], solely in my capacity as the duly elected qualified, and acting Chief Financial Officer of the Borrower, and not individually, DO HEREBY CERTIFY to the Lenders, as follows:

1. I am knowledgeable of the financial and accounting matters of the Borrower and its subsidiaries, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein.

2. Immediately after giving effect to the Transactions on the Closing Date:

a. the fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis;

b. the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on their debts, on a consolidated basis, as they become absolute and matured in the ordinary course of business;

c. the capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as now conducted and as proposed to be conducted following the Closing Date; and

d. the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured in the ordinary course of business.

For the purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

INGRAM MICRO INC.

By:
Name:
Title: Chief Financial Officer